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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report dated February 14, 1997 (and to all references to our Firm) included in or made a part of the prospectus supplement dated October 24, 1997, related to the offering of up to 2,700,000 shares of Basin Exploration, Inc.'s common stock (plus an additional 405,000 shares to over-allotments, if any) pursuant to the Registration Statement on Form S-3 (No. 333-36143) filed by Basin Exploration, Inc. with the United States Securities and Exchange Commission and effective October 2, 1997.

                                          /s/ Arthur Andersen LLP

Denver, Colorado,
October 24, 1997